Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
F&M Bank Corp.
Timberville, Virginia

We consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-194739) of F&M Bank Corp. and Subsidiaries of our report dated March 28, 2014, relating to our audits of the consolidated financial statements, which appears in the Annual Report on Form 10-K of F&M Bank Corp. and Subsidiaries for the year ended December 31, 2013.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Elliott Davis, LLC

Richmond, Virginia
August 19, 2014